Exhibit 10.7
MASTER SERVICE AGREEMENT
          This Master Service Agreement (“Agreement”) is made this First day of August 2005, by and between FM Claims Management, Incorporated, a Pennsylvania Corporation with its principal place of business at 150 Berkeley Rd., Glenside, PA 19038 (“FMCM”) and Lebanon Mutual Insurance Company, a company with its principal place of business at 137 West Penn Avenue, Cleona, PA 17042-1322 (“Customer”).
          FMCM desires to provide certain insurance-related services to Customer, and Customer desires to utilize these services for a designated fee.
          NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
1.	SCOPE OF AGREEMENT
A.	Services: FMCM will provide the services set forth in Schedule A attached hereto and made a part hereof (the “Services”).

B.	Term: The term of this Agreement shall begin August 1st, 2005 and shall continue until each party has fulfilled its obligations hereunder or until terminated in accordance with its provisions.

C.
Termination: Either party may terminate this Agreement at any time upon 90 days advance written notice to the other party. FMCM may terminate this Agreement upon 30 days advance written notice for (i) Customer’s failure to pay undisputed fees owing to FMCM within ten (10) days after the time set forth in this Agreement or (ii) Customer being delinquent three times in any consecutive twelve (12) month period in payment of fees due FMCM. Fees shall be deemed undisputed in the absence of Customer notice to FMCM prior to the due date. In any event, the balance of fees not in dispute are payable.

2.	FEES AND PAYMENT
A.
Fees. In consideration of the Services to be performed by FMCM, Customer shall pay FMCM the fees set forth in Fee Schedule B attached hereto and made a part hereof. FMCM shall have the right to make changes in the fees and charges set forth in the Fee Schedule by giving Customer 90 days advance written notice, but in such event, Customer shall have the right to terminate this Agreement as provided in Paragraph 1 hereof after receipt of notice from FMCM.

B.
Payment. Customer shall pay to FMCM the fees in accordance with the Fee Schedule. FMCM shall invoice customer with details of Services performed. Customer shall pay all fees and expenses owing to FMCM hereunder within 30 days after FMCM has submitted to Customer an itemized invoice. If Customer fails to make payment when due hereunder. Customer shall pay interest to FMCM at the rate of 1.5% per month for any unpaid balance outstanding at the end of each calendar month after payment is due.

C.
Taxes. Customer is solely responsible for payment of any taxes (including sales or use taxes, intangible taxes, and property taxes) resulting from Customer’s acceptance of any Services provided hereunder, other than taxes based on income to FMCM. FMCM reserves the right to have the Customer pay any such unpaid taxes as they fall due to FMCM for remittance to the appropriate authority. Customer agrees to pay any interest and/or penalties assessed as a result of any such taxes not remitted when due. Customer agrees to hold harmless FMCM from all claims and liability arising from Customer’s failure to report or pay such taxes.

3.	PROPRIETARY RIGHTS

Each party acknowledges and agrees that any and all information emanating from the other’s business in any form, including any compilations of otherwise public information, is confidential and proprietary information (“Confidential Information”). Each party agrees that it will not, during or after the term of this Agreement, permit any duplication, use, or disclosure of any such Confidential Information to any person (other than its own employee, agent or representative who must have such information for the performance of the obligations hereunder), unless such duplication, use or disclosure is specifically authorized in writing by the party who owns such information. Each party shall take appropriate action with respect to its employees, agents and representatives to ensure that the obligation of non-use and non-disclosure of Confidential Information under this Agreement can be fully satisfied. Confidential Information shall include but not be limited to lists, agreements, data, rates, procedures, supplies and forms provided by FMCM under this Agreement. The term Confidential Information is not meant to include any information which, at the time of disclosure, is generally known by the public and any competitors of the Customer; information disclosed to the other party by third parties having a right to do so and who have not imposed upon the party obligations of confidentiality in respect thereof; and information which is, known to the other party prior to the disclosure.

Customer acknowledges that the lists, agreements, data, rates, procedures, supplies and forms provided by FMCM under this Agreement are the exclusive property of FMCM and constitute proprietary information of FMCM (“Proprietary Information”). Customer agrees not to copy (directly or indirectly), allow to be copied, or to distribute any FMCM Proprietary Information. Customer further agrees that any Proprietary Information provided under this Agreement is for its own use and that Customer will not disclose this information to any third party without FMCM’s prior written approval or use any Proprietary Information to form its own preferred vendor program.

Each party acknowledges that any information which it receives from the other party about a claimant or policyholder (“Confidential Consumer Information”) may be subject to state and federal laws and regulations regarding privacy. Each party agrees that it will not disclose Confidential Consumer Information which it receives from the other party without the express written permission of the claimant or policyholder and the other party, except those disclosures which are reasonably necessary to perform each party’s obligations under this Agreement or as otherwise allowed by applicable law.

The provisions of this paragraph 3 shall survive the termination of this Agreement.

4.	REPRESENTATIONS AND WARRANTIES
A.	FMCM and Customer represent to each other that this Agreement has been duly authorized, executed and delivered as a legal, binding and enforceable obligation.

B.
FMCM and Customer represent and warrant to each other that at all times during the term of this Agreement they shall comply with all applicable laws and regulations relating to the operations of their businesses and their performances of their obligations hereunder.

C.
FMCM and Customer represent and warrant to each other that they have obtained all required permits or certificates; that they are duly licensed as may be required under statutes, rules and regulations of the jurisdictions in which they are located and in which their obligations under this Agreement will be performed; and that such permits, certificates and/or licenses shall be maintained in full force and effect during the term of this Agreement.

D.	FMCM and Customer represent and warrant to each other that the execution of this Agreement will not violate any restriction of any kind or character to which either party is subject.
5.	INDEMNIFICATION

Customer agrees to hold harmless and indemnify FMCM and its directors, officers, employees and affiliates from and shall be liable for, any and all losses, claims, damages, injuries, liabilities and/or expenses, including extra contractual and punitive damages and attorneys fees, including all costs and expenses incidental thereto, which arise out of the Customer’s performance under this Agreement, and are based on any of the following:

a.	Any negligent, grossly negligent or reckless act or omission of the Customer;

b.	Any misstatement, error or omission in any, or the breach of any, of the Customer’s obligations, representations and warranties contained in this Agreement;

c.	Any unauthorized disclosure by the Customer of Policyholder/Claimant Information; or

d.	Any unauthorized disclosure by Customer of FMCM’s Proprietary Information.

In addition, Customer agrees to defend, indemnify and hold FMCM harmless from and against all liabilities, demands, claims, suits, losses, damages, fines and judgments, including costs, attorneys fees, and expenses incidental thereto, arising out of or in connection with any claims related act or omission performed or omitted in accordance with and pursuant to the express instructions of Customer.

FMCM agrees to hold harmless and indemnify the Customer and its directors, officers, employees and affiliates from and shall be liable for, any and all losses, claims, damages, injuries, liabilities and/or expenses, including extra contractual and punitive damages and attorneys fees, including all costs and expenses incidental thereto, which arise out of FMCM’s performance under this Agreement, and are based on any of the following:

a.	Any negligent, grossly negligent or reckless act or omission of FMCM;

b.	Any misstatement, error or omission in any, or the breach of any, of FMCM’s obligations, representations and warranties contained in this Agreement;

c.	Any unauthorized disclosure by FMCM of Policyholder/Claimant Information; or

d.	Any unauthorized disclosure by FMCM of Customer’s Proprietary Information.
6.	GENERAL
A.
Notices. All notices or other communications required to be given hereunder shall be in writing and delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telegram, telex, or overnight delivery to the principal place of business as indicated on the first page hereof or such other address of which the party has notified the other. Notice shall be effective upon receipt.

B.	Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

C.
Dispute Resolution. In the event any dispute arises related to this Agreement or any transaction governed by this Agreement, executive officers of both parties, vested with authority to settle the dispute, agree to meet and attempt in good faith to resolve the dispute before either party may resort to judicial proceedings. The meeting will be held reasonably promptly at the request of either party in the offices of the party requesting the meeting or by telephone conference. Each party will bear its own costs related to said meeting.

D.
Agreement. It is expressly understood and agreed that FMCM, including its employees, is performing services under this Agreement as an independent contractor for Customer and that this Agreement does not create a joint venture, partnership or employment relationship between the parties.

E.
Entire Agreement: Modification. This Agreement and Schedules attached hereto represent the entire agreement between the parties and supersede all prior written or oral agreements between the parties and shall be modified only by a written amendment hereto.

F.
Effect of Termination – Except as otherwise provided herein, this Agreement shall be of no further force or effect as of the date of termination except that each party will remain responsible for all obligations or liabilities arising from activities carried on by such party or its agents or employees during the period this Agreement was in effect. Accordingly, Customer shall remain responsible for paying all invoices outstanding as of the effective date of termination. Likewise, FMCM shall remain obligated to fully perform all services on Claim Features which have been accepted by FMCM and fully paid for by Customer, in accordance with the attached fee schedule, as of the latter of the effective date of the termination of this Agreement or the date payment is due pursuant to paragraph 2.B of this Agreement. FMCM shall have no further obligation to provide any services on any Claim Feature for which it has not received full payment in accordance with the attached fee schedule, plus all interest due and expense cost incurred, by the latter of the effective date of the termination of this Agreement or the date payment is due pursuant to paragraph 2.B of this Agreement. FMCM’s obligation to perform services on any Claim Feature beyond the effective date of the termination of this Agreement or the payment due date for services performed, pursuant to this paragraph, will terminate upon Customer’s Allure to pay any fee due, including expense costs, within the time period provided in paragraph 2.B of this Agreement

IN WITNESS WHEREOF, the parties hereto have each by their duly authorized and acting officers executed and delivered this Agreement this 28th day of July, 2005.

FM Claims Management, Inc.

By:

By:

CUSTOMER:

BY: LEBANON MUTUAL INSURANCE CO.

By:

SCHEDULE A
CLAIMS ADMINISTRATION
SERVICES – FMCM will provide full service claim handling with regard to claim lines set forth in Schedule B, Fee Structure, including:
•	A file will be established within one business day of receipt of claim notification.

•	Customer contacts will be made within one business day of receipt of the claims report. The order of priority will be phone, voice mail and other written correspondence.

•	Claims will be handled in accordance with the rules and regulations governing each jurisdiction and in conformance with the procedures and policies established by FMCM and Customer.

•	Customer will make all loss payments and all “expense payments” as that term is more fully described below.
Management Services – FMCM will provide guidance and direction to Lebanon Mutual staff adjusters on Lebanon Mutual retained claims, as well as FMCM-managed claims, as set forth below:
A.	Lebanon Mutual Retained Files
Lebanon Mutual to retain all Workers’ Compensation, Personal Injury Protection, Automobile Collision, Comprehensive and Property Damage claims.
—	Review and instructions on new losses when appropriate.

—	Provide direction and control when requested on coverage, liability and damages issues.

—	Reserve and authority approval on losses over $25,000.

—	Transmittal of same to Lebanon Mutual Management.

—	Report on trends, issues and personnel issues noted during the normal course of business.

—	Monthly on-site meetings with Lebanon Mutual claim staff and Management.

B.	FMCM Managed Files
—
FMCM will roundtable all liability files in excess of $10,000 anticipated exposure. Should consensus not be reached, FMCM will utilize outside resources at its own expense to facilitate reaching an agreement on reserving/handling.

—	FMCM will conduct quarterly reviews of 10% of the current FMCM-managed pending. Files will be reviewed by a non-handling associate.

—	FMCM will conduct quarterly roundtable reviews of all cases in litigation for the purposes of legal fees/costs/file life versus anticipated indemnity-paid analysis.
Fees – Customer will pay FMCM claim-adjusting and management services fees. The fees will be determined based on the attached schedule (Schedule B).

SCHEDULE A

Expense Payments – FMCM will use its resources to adjust claims to every extent possible. Notwithstanding this, in the event costs or fees of third party vendors or service providers, including but not limited to field investigators, experts, appraisers, attorneys and medical service providers, are incurred, Customer will be responsible for all such costs and fees.
Claim Audit – FMCM will allow Customer access to claims information at the FMCM location, upon reasonable notice and during normal working hours sufficient to allow Customer or its designated representative to determine compliance with this Agreement.

SCHEDULE B
FEE STRUCTURE
First Party Property Claims Service, Liability Claims Service
(OBI, ABI, UM/UIM, All PD) and Management Services:
          2.75% of Net Earned Premium, exclusive of Worker’s Compensation Premium, to be paid on a monthly basis
Supplemental Catastrophe pricing:
Catastrophes – “CAT” pricing is in effect based on “rolling twelve month” property loss activity. CAT pricing is in effect when, in any given month, new property losses reach or exceed 200% of the rolling twelve month average for new losses.

CAT pricing – personal property	$150 per claim
CAT pricing – commercial property	$200 per claim
Subrogation

< $5,000	20% of net recovery
$5,000 - $10,000	17.5% of net recovery
> $10,000	15% of net recovery
Litigated files	33 1/3% + expense